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                                                                    Exhibit 10.2

                       RESTRICTED BOOK VALUE SHARES PLAN
                            FOR CALIBER SYSTEM, INC.
                        AND CERTAIN OPERATING COMPANIES

                (As Amended and Restated as of January 2, 1996)


ARTICLE I:  DEFINITIONS

   1.1 The terms defined in this Article I and the various terms defined from time to time in the text of this Plan shall have their defined meanings throughout unless expressly stated otherwise or the context otherwise requires.

(a) "Basic Stock Credits" means Stock Credits awarded to participants in the Stock Credit Plan, as approved by the Board of Directors of Caliber in its discretion.
(b) "Book Value" as of a specified date means the value determined by dividing the common shareholders' equity of Caliber by the total number of its shares of Common Stock outstanding, excluding treasury shares, based upon Caliber's annual consolidated balance sheet as audited by its independent auditors as of the date in question. For the purpose of calculating the Purchase Price under Section 4.1.3 and the Repurchase Price under Section
     4.4.1 hereof, the Book Value calculation may be adjusted by the Committee, in its sole discretion, after consultation with the independent auditors, to reduce or eliminate the effect of any changes in accounting policies, acquisitions, spin-offs or other unusual or extraordinary items.
(c) "Caliber" means Caliber System, Inc., an Ohio corporation, and any successor.


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(d)  "Committee" means a committee of the Board of Directors of Caliber composed of three or more nonemployee directors who may not have any interest in any Employer Incentive Compensation Plan and are not eligible to participate in the Plan.
(e) "Common Stock" means the shares of no par value common stock of Caliber. Such shares issued or transferred under the Plan may be treasury shares or shares of original issuance.
(f) "Determination Date" means the date on which the independent auditors issue their opinion to Caliber on the annual financial statements for the preceding year ended December 31.
(g) "Disability" means a physical or mental condition of the Participant, resulting from a bodily injury or disease or mental disorder, which renders him incapable of performing duties for the Employer.
(h) "Employer" means Caliber or any other individual company within the Caliber affiliated group of companies that employs the Participant and any corporate successor to the business presently conducted by such affiliated company.
(i) "Employer Incentive Compensation Plan" means an incentive plan which the Employer has adopted for calendar year 1992 (and may adopt and amend in subsequent years) which embodies a formula for determining the amount of the Employer's net income which may be paid to Participants if the Employer's performance meets certain standards which are a part of the





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     Employer Incentive Compensation Plan.  Except for decisions reserved to the Committee hereunder, all decisions concerning the Employer Incentive Compensation Plan including, without limitation, eligibility to participate, award of benefits and the approval of the exercise of any options available, shall be made by the Board of Directors of the Employer.

(j) "Normal Retirement Date" means the first day of the calendar month following the month in which the retiring Participant attains age sixty-five (65).
(k) "Participant" means an individual who purchases RBV Shares as offered through his Employer. As of January 2, 1996, the groups of individuals who are eligible to participate in the Plan are (i) officers of Caliber; RPS, Inc.; Caliber Technology, Inc.; Roberts Express, Inc.; Viking Freight, Inc.; Caliber Logistics, Inc. and its affiliates; (ii)
     RPS, Inc. Regional Managers; and (iii) any other individuals or groups of individuals as the Committee (as defined in Section 1.1(c) of the Plan) may determine from time to time.
(l) "Plan" means the Restricted Book Value Shares Plan for Caliber System, Inc. and Certain Operating Companies, as in effect from time to time.
(m) "Plan Year" means any calendar year for which any Employer Incentive Compensation Plan may be adopted.





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(n)  "Price" for Common Stock means the "last" price quoted for shares of
     Common Stock of Caliber on the date in question by the National Association of Securities Dealers Automated Quotation System for the National Over-The-Counter Market as set forth in The Wall Street Journal if published, and if not published, as set forth in a newspaper of general circulation selected by the Committee. If the Common Stock is listed on a national stock exchange, the term "Price" for Common Stock as of a certain date shall be the closing price for said Common Stock on such exchange, or if no sale has occurred on such date, the closing bid price, in each case, as quoted in The Wall Street Journal if published, but if not published, as set forth in a newspaper of general circulation selected by the Committee. Notwithstanding the preceding provisions of this Subsection, the term "Price" for Common Stock as of December 31, 1995 shall be determined based on the average of the closing price of Common Stock on the first 15 trading days after the spin-off of Roadway Express, Inc.
     from Caliber.
(o) "RBV Shares" means shares of Common Stock issued pursuant to, and otherwise subject to the provisions of, Article IV hereof.
(p) "Stock Credit Plan" means the Caliber Long-Term Stock Award Incentive Plan, as in effect from time to time.
(q)  "Stock Credits" means Basic Stock Credits and Supplemental Stock Credits.





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(r)  "Supplemental Stock Credits" means Stock Credits awarded to participants in the Stock Credit Plan that reflect amounts of Employer contributions and other annual additions that would have been made under tax qualified employee benefit plans of Caliber but for limitations imposed by federal tax law.

ARTICLE II:  CONDITIONS OF ELIGIBILITY

   An individual shall be eligible to participate in the Plan upon satisfaction of the following conditions:

   2.1 EMPLOYMENT AT WILL. The Employer has agreed to employ Participant and Participant has agreed to serve the Employer in the capacity assigned under a relationship rescindable at the will of either party. Nothing herein shall limit the right of the Employer to transfer Participant to another position, whether similar or not, nor limit the right of the Employer to discharge Participant for any cause recognized by law as grounds for discharge without liability.

   2.2 FULL-TIME BEST EFFORTS. The Participant also has agreed to devote his best efforts and substantially all of his business time and attention to the affairs of the Employer (including the affairs of a subsidiary or other affiliated company, if the Employer so elects).

   2.3 MEANING OF TERMINATION OF EMPLOYMENT. The phrase "termination of employment" and any variation thereof with respect to a Participant shall mean that the Participant has ceased to serve his Employer or another Employer on a full-time





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basis, whether as a result of resignation, dismissal, retirement, death or any other reason.

ARTICLE III:  METHODS OF PURCHASE OF RBV SHARES

   3.1 PURCHASE WITH INCENTIVE COMPENSATION. For a Participant's services rendered during his employment, the Employer shall pay him and Participant shall accept compensation therefor an amount as determined by the Employer from which Participant may elect to take a portion thereof in the form of RBV Shares under Article IV hereof pursuant to an election procedure established by the Employer.

   3.2 PURCHASES WITH STOCK CREDITS. RBV Shares may also be purchased by a Participant with Basic Stock Credits, or with amounts that would otherwise be issued in the form of Supplemental Stock Credits, on terms established by Caliber from time to time.

ARTICLE IV:  RBV SHARES

   4.1.1 RESTRICTED BOOK VALUE PORTION. The portion of the Participant's incentive compensation or amounts of Stock Credits designated for the purchase of RBV Shares hereunder is sometimes hereinafter referred to as the "Restricted Book Value Portion".

   4.1.2 DETERMINATION OF PURCHASE AMOUNT. The Restricted Book Value Portion shall consist of two parts: one for (i) required tax withholdings, (ii) Caliber System, Inc. Stock Savings and Retirement Income Plan (or other Employer





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sponsored defined contribution plan) contributions and (iii) residual cash otherwise attributable to any fractional share (the "Withholding Amount") and the other for the actual purchase of RBV Shares (the "Purchase Amount"). The Purchase Amount shall be equal to the Restricted Book Value Portion minus the Withholding Amount; provided, however, that the Purchase Amount shall at all times be subject to limitation by the Board of Directors of Caliber. Notwithstanding the foregoing, in the event a limitation imposed by the Board of Directors results in the payment of a portion of the Purchase Amount in cash, Caliber may, at its discretion, include in the cash payment the amount of residual cash otherwise attributable to any fractional share.

   4.1.3 ISSUANCE OF RBV SHARES. The Purchase Amount shall be used to cause the issuance at the Committee's convenience after the Determination Date (but prior to March 16 of the year after the Plan Year) of certificates in the Participant's name for that number of RBV Shares equal to the number of whole shares of Common Stock which could have been purchased at Book Value on December 31 of the Plan Year.

   4.2 TRANSFER RESTRICTIONS. RBV Shares may not be sold, assigned, pledged, encumbered, charged, transferred or disposed of in any way except as permitted in Sections 4.3 and 4.4 hereof.

   4.3 PERMITTED TRANSFERS. Section 4.2 notwithstanding, the Participant may make a gift of or may otherwise transfer any of his RBV Shares to (i) any member of his immediate family





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(which is defined to include his spouse, child, grandchild, parent, brother, sister, niece or nephew, whether of the whole or half blood) or (ii) a trust, partnership or S Corporation, of which the beneficiaries, partners or shareholders are immediate family members or the Participant. In addition, on the death or disability of the Participant, his RBV Shares may be transferred to his estate or personal representative and to the person or persons entitled thereto under his last will and testament or under the laws of descent and distribution of his domicile. Any RBV Shares permitted to be transferred pursuant to the provisions of this Section 4.3 shall continue to be RBV Shares until repurchased in accordance with Section 4.4 hereof. The foregoing notwithstanding, a permitted transferee of RBV Shares may subsequently transfer any of such shares to another immediate family member of the Participant.

   4.4 CONDITIONS OF REPURCHASE OR EXCHANGE. RBV Shares are subject to repurchase or exchange as follows:

   4.4.1 REPURCHASE PRICE. The price per share at which RBV Shares shall be repurchased shall be the Book Value on December 31 of the year preceding the date of repurchase at which the RBV Shares being repurchased, were initially issued (the "Repurchase Price").

   4.4.2 REPURCHASE AT PARTICIPANT'S ELECTION. On or after the fifth anniversary date of the issuance of RBV Shares to the Participant under Section 4.1, the Participant may tender his





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RBV Shares for repurchase, and, if tendered, such shares shall be repurchased at the Repurchase Price.

   4.4.3 REPURCHASE UPON RETIREMENT OR DEATH. If the Participant's employment terminates because of retirement at or prior to the Normal Retirement Date or death prior to retirement, his RBV Shares (whether held by the Participant or any transferee) must be returned for repurchase at the Repurchase Price as follows: at least 10 percent of the Participant's RBV Shares (including any issuable for his final year of employment) shall be repurchased on or before April 1 of the second year following the year in which the Participant's termination of employment occurred; thereafter, at least 20 percent in the aggregate of said shares shall be repurchased on the following April 1 and at least 30% on the next following April 1, and continuing thereafter so that within a ten-year period all said shares shall have been returned for repurchase.

   4.4.4 REPURCHASE UPON OTHER TERMINATION OF EMPLOYMENT. Upon termination of a Participant's employment with his Employer for any reason other than as referred to in Section 4.4.3, all of the Participant's RBV Shares must be returned for repurchase at the Repurchase Price within one year from the date of such termination; provided, however, that RBV Shares purchased with converted Stock Credits pursuant to Section 5.3 of the Stock Credit Plan after such termination, if any, must be returned for repurchase at the Repurchase Price within one year from the date of such purchase.





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   4.4.5  REPURCHASE ONLY AFTER AUDIT.  In the event RBV Shares are returned for repurchase during January of any year pursuant to the preceding provisions of this Article IV, such shares shall be repurchased on or about April 1 of such year, but in any event after the Determination Date under the applicable Employer Incentive Compensation Plan for the preceding year.

   4.4.6 LEGENDING AND ESCROW OF CERTIFICATES. Certificates representing RBV Shares shall bear a legend to the effect that they are subject to restriction on transfer or disposition in accordance with this Plan. In aid of such restrictions, and as a matter of administrative convenience, the Committee shall, with the authority hereby given by the Participant, deposit for the Participant's account the certificate or certificates representing the Participant's RBV Shares, together with such appropriate documentation as may be requested by the Committee, with a bank selected by the Committee under an escrow agreement containing such terms and conditions as the Committee shall determine. The Participant, however, retains the right to require any escrow agent to redeliver the RBV Shares to the Participant subject to all of the other provisions of this Article IV and this Plan.

   4.4.7 EXCHANGE WITHOUT CASH. In lieu of any right or obligation to repurchase RBV Shares for cash pursuant to the terms of this Plan, the Committee may, but is not obligated to, authorize the issuance in exchange for the RBV Shares otherwise to be purchased, of that number of shares of its Common Stock





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equal to the number of RBV Shares exchanged times the ratio determined by dividing the Repurchase Price by the Price for Common Stock as of December 31 of the year preceding the date of such exchange. The Common Stock thus issued shall be free of the restrictions provided for in this Article IV but subject to any restrictions under applicable securities laws.

   4.4.8 EXCHANGE WITH CASH. Upon request of the Participant made at any time the Participant desires to tender his RBV Shares for repurchase as permitted by
Section 4.4.2 hereof, the Committee may (but is not obligated to) permit the Participant to tender an amount of cash equal to the positive difference of the Price less the Repurchase Price as of December 31 of the year preceding the tender, times the number of RBV Shares tendered therewith and to receive back the same number of shares of Common Stock free of the restrictions provided for in this Article IV but subject to any restrictions under applicable securities law. Once a participant has made such a request, it may not be withdrawn without the consent of the Committee.

   4.4.9 CERTAIN TENDER OFFERS. In the event of a tender offer for the Common Stock subject to Regulation 14D or 14E under the Securities Exchange Act of 1934, as amended, the acceptance of which tender offer is either (i) recommended to shareholders by the Board of Directors of Caliber, or (ii) not opposed by such Board, or (iii) involves an acquisition device in which any of the shareholders may exercise dissenters' rights under any provision of Chapter 1701 of the Ohio Revised Code, then in any





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such event, the Committee may unilaterally confer upon the Participant the benefits of both Sections 4.4.7 and 4.4.8 with respect to any or all of the Participant's RBV Shares.

   4.4.10 REPURCHASE UPON SPIN-OFF OF ROADWAY EXPRESS, INC. Upon the spin-off of Roadway Express, Inc. from Caliber, each Participant who was an employee of Roadway Express, Inc. on January 1, 1996 shall be required to return his RBV Shares for repurchase at the Repurchase Price within one year from the date of such spin-off.

   4.5 REPURCHASE OR EXCHANGE IN CERTAIN SPECIAL CIRCUMSTANCES. The Committee may also accelerate the date on which the Participant's RBV Shares may be repurchased under Section 4.4 or exchanged for Common Stock under Section 4.4.7, to such date or dates as the Committee shall determine, if, in the sole judgment of the Committee, the acceleration is justified (i) by the death or disability of the Participant, (ii) by hardship suffered by the Participant, or
(iii) for any other reason which the Committee may deem to be in the best interests of the Participant or his Employer.

   4.6 SUBDIVISIONS AND COMBINATIONS OF SHARES. If any subdivision, combination or other change of outstanding shares of Common Stock by reclassification, distribution of a stock dividend, corporate reorganization, consolidation, merger or otherwise shall occur, the number of RBV Shares issued under Article IV shall be accordingly increased, decreased or otherwise appropriately changed as the Committee may determine. To the





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extent that, because of any such change, the Participant, former Participant, or his legal representative or transferee as permitted herein shall as the owner of RBV Shares be entitled to new, additional or different shares of stock or securities, the certificates for such new, additional or different shares or securities, together with such appropriate documentation as may be requested by the Committee, shall be deposited by the Participant, legal representative or transferee under the escrow referred to in Section 4.4.6 hereof. All provisions of Article IV shall be applicable to such new, additional or different shares or securities issued with respect to RBV Shares.

   4.7 RIGHTS, WARRANTS, ETC. If the Participant, former Participant, his legal representative or transferee as permitted herein, shall receive rights, warrants or fractional interest in respect of RBV Shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interest may be settled free and clear of any restrictions under
Article IV, except any restrictions imposed by federal or state securities laws.

ARTICLE V:  MISCELLANEOUS PROVISIONS

   5.1 AMENDMENT AND TERMINATION. The Board of Directors of Caliber may amend or terminate the Plan at any time without the consent of any Participant or any other person. In the event of any such termination, the Board may require each holder of RBV Shares to tender them to Caliber for repurchase at the Repurchase Price. Caliber shall not be required, however, to provide for





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any such repurchase and may make any other provision for the settlement of outstanding awards that it considers, in its sole discretion, to be equitable.

   5.2 DISPUTES. In the event that any disagreement, dispute or controversy shall hereafter exist between an Employer and a Participant or the Committee and a Participant as to any matter arising under this Plan, whether as to construction, interpretation or operation thereof, or the respective rights and liabilities of the parties hereunder, or as to the payment or receipt of any sum of money, or otherwise, then such disagreement, dispute or controversy shall be settled by arbitration by three arbitrators. Within thirty (30) days after either party delivers to the other party a written request for arbitration, each shall appoint one arbitrator and the two arbitrators shall together then appoint a third arbitrator within ten (10) days after the first two arbitrators are appointed. If either party fails to appoint an arbitrator within such time, or if the two arbitrators fail to appoint the third arbitrator within the specified period, then such arbitrator or such third arbitrator, as the case may be, shall be selected pursuant to the rules of the American Arbitration Association upon application of either party. It shall be the duty of the arbitrators to make the determination required hereunder as expeditiously as possible after their appointment. A determination by a majority of the arbitrators shall be final and binding. Each party shall pay the cost of his or its arbitrator and one-half of the cost of the





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third arbitrator and the cost of the arbitration itself.  All arbitration proceedings shall be held in the place of the Participant's domicile.

   5.3 ADOPTION BY EMPLOYERS. This Plan may be adopted by an Employer by inclusion of the substance hereof in a specific incentive compensation agreement or stand alone plan adopted by an Employer.